UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

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KMG Chemicals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KMG CHEMICALS, INC.
10611 Harwin Drive, Suite 402
Houston, Texas 77036

November 3, 2006

Dear Shareholder:

The Board of Directors of KMG Chemicals, Inc. invites you to this year’s annual meeting of the shareholders to be held at the Marriott Houston Westchase at 2900 Briarpark Drive, Houston, Texas  77042, on November 28, 2006 at 10:00 a.m.  The Board of Directors is also soliciting your proxies and your votes and is recommending the approval of the proposals described in the enclosed Proxy Statement.

We appreciate your continued confidence in the company and look forward to seeing you at the annual meeting.

Sincerely,

/s/ David L. Hatcher

David L. Hatcher
Chair of the Board and CEO

KMG CHEMICALS, INC.
10611 Harwin Drive, Suite 402
Houston, Texas 77036

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

The Annual Meeting of the Shareholders of KMG Chemicals, Inc., a Texas corporation (the “Company”), will be held at the Marriott Houston Westchase at 2900 Briarpark Drive, Houston, Texas  77042, on November 28, 2006 at 10:00 a.m.:

1.             To elect six (6) directors to hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified;

2.             To ratify the appointment of UHY LLP as the independent registered public accounting firm and auditors for the Company for fiscal year 2007; and

3.             To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on October 17, 2006 are entitled to notice of and to vote at this Annual Meeting of Shareholders or any adjournment or postponement thereof.

All shareholders are cordially invited and urged to attend the Annual Meeting of Shareholders in person.  Even if you plan to attend the meeting, you are requested to complete, sign, date and return your proxy in the enclosed addressed envelope.  A return of a blank proxy will be deemed a vote in favor of the proposals contained in the Proxy Statement.  If you attend, you may vote in person if you wish, even though you have sent in your proxy.

By Order of the Board of Directors,

/s/ Roger C. Jackson

Roger C. Jackson
Secretary
November 3, 2006

KMG CHEMICALS, INC.

10611 Harwin Drive, Suite 402

Houston, Texas 77036

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement and the accompanying form of proxy are being furnished to the shareholders of KMG Chemicals, Inc., a Texas corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the “Annual  Meeting”) to be held on November 28, 2006, at 10:00 a.m., at the Marriott Houston Westchase at 2900 Briarpark Drive, Houston, Texas  77042, and any adjournment or postponement thereof.

This Proxy Statement and the related form of proxy accompanying this proxy statement are being mailed on or about November 3, 2006 to all shareholders of record as of October 17, 2006 (the “Record Date”).

Unless otherwise indicated, shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), represented by proxies will be voted in favor of (i) the election of the six director nominees to the Board of Directors named in the Proxy Statement and (ii) the ratification of the approval of UHY LLP as the Company’s independent registered public accounting firm for fiscal year 2007.  With respect to the election of directors, a shareholder may, by checking the appropriate box on the proxy: (i) vote for all director nominees as a group; (ii) withhold authority to vote for all director nominees as a group; or (iii) vote for all director nominees as a group except those nominees identified by the shareholder in the appropriate area.  With respect to the other proposals contained in this Proxy Statement, a shareholder may, by checking the appropriate box on the proxy: (i) vote for the proposal; (ii) vote against the proposal; or (iii) abstain from voting on the proposal.

Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of revocation to the Secretary of the Company, (ii) executing and delivering a proxy bearing a later date or (iii) appearing at the Annual Meeting and voting in person.

If the proxy in the accompanying form is properly executed and not revoked, the shares represented by the proxy will be voted in accordance with the instructions thereon.  If no instructions are given on the matters to be acted upon, the shares represented by the proxy will be voted: (i) for election of the directors nominated herein; (ii) to ratify the appointment of UHY LLP as independent registered public accounting firm and auditors for the Company for fiscal year 2007, and (iii) in the discretion of the proxy holders as to any business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

WHO MAY VOTE

Only holders of record of outstanding shares of Common Stock at the close of business on the Record Date are entitled to one vote for each share held on all matters coming before the Annual Meeting or any adjournment or postponement thereof.  There were 10,532,856 shares of Common Stock outstanding and entitled to vote on the Record Date.

VOTING REQUIREMENTS TO ELECT DIRECTORS AND APPROVE AUDITORS

The holders of a majority of the total shares of Common Stock issued and outstanding on the Record Date, whether present in person or represented by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For purposes of determining whether a quorum is present under Texas law, broker non-votes and abstentions count towards the establishment of a quorum.  A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item, and the broker has not received voting instructions from the beneficial owner. Votes cast at the meeting will be counted by the inspector of election.

The election of directors requires the favorable vote of the holders of a plurality of shares of Common Stock present and voting, in person or by proxy, at the Annual Meeting. Abstentions and broker non-votes have no effect on determinations of plurality except to the extent that they affect the total votes received by any particular candidate. A majority of the votes represented by the shareholders present at the Annual Meeting, in person or by proxy, is necessary for approval of the ratification of the appointment of the Company’s independent registered public accounting firm. Abstaining shares will be considered present at the Annual Meeting for this matter so that the effect of abstentions will be the equivalent of a “no” vote. With respect to broker non-votes, the shares will not be considered present at the Annual Meeting for this matter so that broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which the majority is calculated.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board of Directors has nominated six persons to serve as directors until the next annual meeting of shareholders or until his successor is elected and qualified.  Each of the nominees is a current director.  The following table sets forth certain information with respect to each of our directors as of October 31, 2006.  Also set forth below is a description of the backgrounds of each of the nominees for director.

Name	Age	Position
David L. Hatcher	63	Chief Executive Officer and Chair
George W. Gilman	64	Director
Fred C. Leonard III	61	Director
Charles L. Mears	66	Director
Charles M. Neff, Jr.	60	Director
Richard L. Urbanowski	70	Director

The Board of Directors recommends a vote FOR all nominees for director.

Nominees for Director

David L. Hatcher has served as a director and Chief Executive Officer of the Company since its acquisition of KMG-Bernuth, Inc. (“KMG-Bernuth”) in October 1996, and as President from then until March 2005.  Mr. Hatcher has also served as a director and President of KMG-Bernuth since 1985.  Mr. Hatcher has worked in the wood treating industry since 1980 for predecessors and affiliates of KMG-Bernuth in various capacities, including as an engineer, general manager and President.  He also currently serves as a director of Sterling Bancshares, Inc., a publicly-held banking and financial services company.

George W. Gilman has served as a director of the Company since its acquisition of KMG-Bernuth in October 1996 and also served as a director of KMG-Bernuth from 1995 until 1997.  Mr. Gilman has served as the Chief Executive Officer, President and as a director of Commerce Securities Corporation, a National Association of Securities Dealers, Inc. member firm, since 1982.  He practiced law with the law firm of George Gilman, P.C. from 1986 to 1998 and since 1998 has practiced with the law firm of Gilman & Gilman, P.C.  Mr. Gilman is a certified public accountant.

Fred C. Leonard III  has served as a director of the Company since its acquisition of  KMG-Bernuth in October 1996.  Mr. Leonard also served as a director of KMG-Bernuth from 1992 until 1997 and served as the Secretary of KMG-Bernuth from 1993 until 2001.  Since 1972, Mr. Leonard has served as the Chair of the Board, Chief Executive Officer and President of Valves Incorporated of Texas, Inc., a manufacturing company located in Houston, Texas.  Mr. Leonard also currently serves as a board member of Fairway Medical Technologies, Inc., an integrated medical device development company.

Charles L. Mears has served as a director of the Company since November 2001.  In 2000, Mr. Mears retired from his position as Executive Vice President of the chlor-alkali business of Occidental Chemical Company.  While at Occidental, he served in various management positions since 1987, including serving as Senior Vice President of the Industrial Chemicals Division from 1991 until 1995.  Mr. Mears began his career with Diamond Shamrock Corporation in 1965 and held various management positions.  Mr. Mears also currently serves as a director of Pioneer Companies, Inc., a publicly-held chemical company.

Charles M. Neff, Jr.  has served as a director of the Company since its acquisition of KMG-Bernuth in October 1996.  Mr. Neff also served as a director of KMG-Bernuth from 1991 until 1997 and served as Treasurer of KMG-Bernuth from 1993 until 1997.  Mr. Neff served as the Chief Executive Officer and President of Houston National Bank, N.A. from 1988 to 1998, and then as Chief Executive Officer of Sterling Bank-Bayou Bend until early 2004.  He is currently Executive Vice President of Bank of Texas.

Richard L. Urbanowski  has served as a director of the Company since August 2000.  Mr. Urbanowski retired in 1998 as President and Chief Operating Officer of ISK Biosciences Corporation, a specialty chemicals company selling crop protection chemicals and wood preservative products.  Mr. Urbanowski began his career with Diamond Alkali Company where he held various positions in research and development, engineering, operations, production and sales.  He is currently a director of the CropLife of America Foundation. Mr. Urbanowski also currently serves as a director of Pioneer Companies, Inc., a publicly-held chemical company.

BOARD OF DIRECTORS AND COMMITTEES

Communication with the Board

In order to provide the Company’s shareholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted the following procedures for communications to directors. Shareholders and other interested persons may communicate with the Chairman of the Company’s Audit Committee or with the non-management directors of the Company as a group by written communications addressed in care of Corporate Secretary, 10611 Harwin Drive, Suite 402, Houston, Texas 77036.

All communications received in accordance with these procedures will be reviewed initially by senior management of the Company. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication (a) does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees; (b) relates to routine or insignificant matters that do not warrant the attention of the Board of Directors; (c) is an advertisement or other commercial solicitation or communication; (d) is frivolous or offensive; or (e) is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes. As of the Record Date, no communications have been received.

Board Meetings

The Board of Directors held seven meetings in fiscal year 2006.  All Board members are expected to attend the Annual Meeting and last year they all did attend.

Director Independence

The Board of Directors is composed of five non-employee directors and one employee director.  By Company guidelines and the listing requirements of The Nasdaq Global Market, at least a majority of the Company’s Board of Directors must be independent.  The Board of Directors has determined that all five of its non-employee directors meet the requirement of independence.  The only non-independent director is Mr. Hatcher, the Company’s Chief Executive Officer.

Board Committee Membership

The Board of Directors has three standing committees, an Audit Committee, a Nominating and Corporate Governance Committee (“Governance Committee”) and a Compensation Committee.  The Audit Committee, the Governance Committee and the Compensation Committee are composed entirely of non-employee directors whom the Board has determined are independent.  The table below provides fiscal year 2006 membership for the three standing committees.

	Audit Committee	Nominating & Governance Committee	Compensation Committee
George W. Gilman	X*
Fred C. Leonard	X		X*
Charles M. Neff, Jr.	X	X	X
Charles L. Mears		X
Richard L. Urbanowski		X*	X

*      Chair

Committee Charters and the Code of Business Conduct

The Audit, Governance and Compensation Committees have each adopted charters that have been approved by the Board of Directors.  The Board of Directors has also adopted a Code of Business Conduct applicable to all employees, including the Chief Executive Officer, the Chief Financial Officer and other senior management.  The Code of Business Conduct covers such topics as financial reporting, conflicts of interest, compliance with laws, fair dealing and use of Company assets.  The Code of Business Conduct satisfies the requirements of a “code of ethics” under Section 406(c) of the Sarbanes-Oxley Act of 2002, and requires that any waiver of those provisions by executive officers or directors may be made only by the Board of Directors and must be promptly disclosed to shareholders along with the reason for the waiver.

The charters of the Audit, Compensation and Governance Committees and the Code of Business Conduct and are available on the Company’s website at kmgchemicals.com or by writing to Corporate Secretary, KMG Chemicals, Inc. 10611 Harwin, Suite 402, Houston, Texas 77036.  These documents will be provided free of charge.  Material contained on our website is not incorporated by reference in, or considered to be part of, this Proxy Statement.

Audit Committee

The Audit Committee met four times during fiscal year 2006.  The Audit Committee advises the Board and management from time to time with respect to internal controls, systems and procedures, accounting policies and other significant aspects of the accounting, auditing and financial reporting practices of the Company.  The Audit Committee also monitors the preparation of the Company’s quarterly and annual reports and supervises the relationship between the Company and its external auditors.

The Audit Committee operates under a charter approved by the Board of Directors.  The Audit Committee’s function under its written charter is to appoint the independent registered public accounting firm and auditors to audit the Company’s financial statements and perform other services related to the audit; review the scope and results of the audit with the independent accountants; review with management and the independent accountants the Company’s interim and year-end operating results; oversee the external reporting by the Company; consider the adequacy of the internal accounting and auditing procedures of the Company; evaluate the independence of the internal and external auditors; and approve and review any non-audit services to be performed by the independent accountants.  The charter of the Audit Committee is available on the Company’s website at kmgchemicals.com.

The Audit Committee consists currently of three non-employee directors, George W. Gilman, Charles M. Neff and Fred C. Leonard.  Mr. Gilman is the current chair.  The Board has determined that all of the members of the Audit Committee are independent and financially sophisticated within the meaning of the listing standards of The Nasdaq Global Market.  The Board of Directors has also determined that Mr. Gilman is an “audit committee financial expert” within the meaning of that term under the rules of the SEC.  He has served on the Company’s Board of Directors since 1996, and he is a certified public accountant.  In the course of his career, Mr. Gilman has acquired (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, (iv) an understanding of internal control over financial reporting, and (v) an understanding of audit committee functions.

Nominating and Corporate Governance Committee

During fiscal year 2006, the Governance Committee held four meetings.  The committee is responsible for developing and implementing policies and practices relating to corporate governance, including establishing and monitoring implementation of corporate governance guidelines.  The committee also plans for the succession of the Chief Executive Officer and other executives.  The committee is responsible for identifying and assessing candidates for the Board of Directors, including making recommendations to the Board regarding candidates.  In fulfilling its duties, the Governance Committee, among other things,

•                  identifies individuals qualified to be Board members consistent with criteria established by the committee;

•                  recommends to the Board nominees for the next annual meeting of shareholders; and

•                  evaluates individuals suggested by shareholders.

In recommending director candidates to the Board, the Governance Committee charter requires the committee to select individuals who possess the highest personal and professional integrity.

The Governance Committee is comprised solely of non-employee directors who are independent within the meaning of listing standards of The Nasdaq Global Market.  Members of the Governance Committee are Messrs. Urbanowski, Neff and Mears.  Mr. Urbanowski is the chair.  The charter of the Governance Committee is available on our website at kmgchemicals.com.

The Governance Committee will consider recommendations for director made by shareholders for fiscal year 2008, if such recommendations are received in writing, addressed to the chair of the committee, Mr. Urbanowski, in care of the Company, at 10611 Harwin, Suite 402, Houston, Texas 77036 by July 31, 2007.  Recommendations by shareholders that are made in accordance with these procedures will receive equal consideration by the Governance Committee.  Directors and members of management may also suggest candidates for director.  In some cases, the committee may engage, for a fee, the services of a third party executive search firm to assist it in identifying and evaluating candidates for director.

Compensation Committee

During fiscal year 2006, the Compensation Committee held three meetings.  The Compensation Committee establishes compensation for the Company’s Chief Executive Officer and other executive officers, and makes recommendations to the Board of Directors regarding compensation of directors.  The committee also administers the Company’s incentive compensation, stock option and other equity based compensation plans, including the Company’s 1996 Stock Option Plan and the Company’s 2004 Long-Term Incentive Plan.  The Compensation Committee is composed currently of three non-employee director, Fred C. Leonard, Charles M. Neff, and Richard L. Urbanowski.  Mr. Leonard is the current chair.  The Board has determined that each of the members of the committee is independent within the meaning of the listing standards of The Nasdaq Global Market.  The charter of the Compensation Committee is available on the Company’s website at kmgchemicals.com.

COMPENSATION OF NON-EMPLOYEE DIRECTORS IN FISCAL YEAR 2006

The annual compensation of non-employee directors for fiscal year 2006 was comprised of the following components: cash compensation, consisting of Board and committee retainer fees, Board, committee and business meeting fees; and equity compensation.  Each of these components is described in more detail in the following table.

			Common Stock Grant
Director	Annual Board/ Committee Retainer Fees ($)	Board, Committee and Business Meeting Fees ($)	Shares (#)	Award ($)(1)
George W. Gilman*	17,250	14,000	4,000	30,640
Fred C. Leonard*	15,750	15,500	4,000	30,640
Charles L. Mears	13,750	15,000	4,000	30,640
Charles M. Neff	13,750	16,000	4,000	30,640
Richard L. Urbanowski*	15,750	17,500	4,000	30,640

*                 Chair of committee

(1)          Calculated on the number of shares multiplied by the closing price for Common Stock on the date of grant.

Each director was paid a fee of $1,500 for each regular or special meeting of the Board of Directors attended in fiscal year 2006.  Beginning in the second quarter of fiscal year 2006, the retainer paid to non-employee directors increased from $10,000 per year to $15,000 per year.  Beginning in that same quarter, the chair of each committee was paid a retainer of $2,000 per year, except for the chair of the Audit Committee who was paid a retainer of $4,000 per year.  Annual retainers are paid quarterly.

Members of committees were paid $500 for each committee meeting attended, and non-employee directors who attended additional business meetings at the request of the Company were paid $500 for each day attended.  Effective August 22, 2006, the amount paid for attending business meetings was increased to $1,000 per day.  Directors are reimbursed for out-of-pocket expenses incurred in attending meetings and for other expenses incurred in performing in their capacity as directors.

In fiscal year 2006, each of the five non-employee directors was granted 4,000 shares of Common Stock (20,000 shares total) under the Company’s 2004 Long-Term Incentive Plan.

NAMED EXECUTIVE OFFICERS AND EMPLOYEES WHO ARE NOT DIRECTORS

The following table sets forth certain information with respect to our named executive officers and employees who are not directors.  Also set forth below is a description of their backgrounds.

Name	Age	Position
J. Neal Butler	54	President and Chief Operating Officer
Roger C. Jackson	55	Vice President, General Counsel and Secretary
Thomas H. Mitchell	62	Vice President—Sales (KMG-Bernuth, Inc.)
John V. Sobchak	46	Chief Financial Officer

J. Neal Butler is the Company’s President and Chief Operating Officer.  He joined the Company in 2004 as its Chief Operating officer and became President in March, 2005.  Mr. Butler has worked in various capacities for agricultural chemical companies since 1976.  From 1976 to 1998 he worked for ISK Biosciences, Inc. in various sales and operations capacities, becoming Vice President and General Manager/Americas in the specialty chemical division.  From 1998 to 2001, he was Vice President and team leader for Horticulture for Zeneca Agrichemicals, Inc., a leading agricultural products chemical company.  In 2001, Mr. Butler became President and Chief Executive Officer of Naturize Biosciences, Inc., a company providing biological products for agriculture.

Roger C. Jackson was elected Secretary of the Company in 2001, and became Vice President and General Counsel of the Company in 2002.  Prior to joining the company, Mr. Jackson had been a partner since 1995 in Woods & Jackson, L.L.P. and had been a partner in the Houston law firm Brown, Parker & Leahy L.L.P. beginning in 1985.

Thomas H. Mitchell is KMG-Bernuth’s Vice President-Sales.  He has served as KMG-Bernuth ‘s Vice President since 1994.  He has been employed by KMG-Bernuth since 1988 in various capacities, including general sales manager and general manager.

John V. Sobchak was employed in 2001 as the Chief Financial Officer of the Company.  Before he joined the Company, Mr. Sobchak had been the CFO of Novistar, Inc., a joint venture between Torch Energy Advisors, Inc. and Oracle Corporation and prior to that he had been the Treasurer of Torch Energy Advisors, Inc.  He was employed from 1988 to 1997 by Mesa, Inc, a publicly traded oil and gas company, most recently as its Treasurer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS

AND NAMED EXECUTIVE OFFICERS

The following table sets forth certain information as of October 31, 2006 with regard to the beneficial ownership of Common Stock by (i) each person known to the Company to be the beneficial owner of 5% or more of its outstanding Common Stock, (ii) the named executive officers and the directors of the Company individually and (iii) the officers and directors of the Company as a group.  All addresses are in care of the Company, 10611 Harwin Drive, Suite 402, Houston, Texas 77036.

Name	Common Stock Beneficially Owned Excluding Options	Stock Options Exercisable Within 60 Days	Shares Including Options Exercisable Within 60 Days	Percent of Total Beneficial Shares (%)

Directors and Named Executive Officers

David L. Hatcher	4,118,568	—	4,118,568	39.1
J. Neal Butler	—	30,000	30,000	*
Roger C. Jackson	—	150,000	150,000	1.4
John V. Sobchak	—	37,500	37,500	*
George W. Gilman (1)	76,452	52,100	128,552	1.2
Fred C. Leonard (2)	806,585	52,100	858,685	8.1
Charles L. Mears	4,000	40,000	44,000	*
Charles M. Neff, Jr.	35,950	52,100	88,050	*
Richard L. Urbanowski	15,000	40,000	55,000	*
Thomas H. Mitchell	37,038	138,250	175,288	1.6

Directors and Named Executive Officers as a Group	5,093,593	592,050	5,685,643	51.1

Five Percent Shareholders
Tontine Capital Partners, L.P. (3) 55 Railroad Avenue, 3rd Floor Greenwich, Connecticut 06830	1,030,035	—	1,030,035	9.8

Valves Incorporated of Texas (4) 10600 Fallstone Road Houston, Texas 77099	802,585	—	802,585	7.6

*                Less than 1%. This table is calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), and shares not outstanding which are subject to options, warrants, rights, or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by a person, but not deemed outstanding for the purpose of calculating the number and percentage owned by any other person listed. As of October 31, 2006, the Company had 10,532,856 shares of Common Stock outstanding.

(1)         Includes shares held by Mr. Gilman indirectly as a beneficiary of a trust.

(2)         Includes shares held by Valves Incorporated of Texas, Inc., a company in which Mr. Leonard is an officer and a principal shareholder.

(3)         Based on the Schedule 13G filed with the SEC on April 25, 2005 by Tontine Capital Partners, L.P., Tontine Capital Management, L.L.C. and Jeffrey L. Gendell, the reporting persons share dispositive and voting power over the indicated number of shares.

(4)         Based on the Schedule 13G filed with the SEC on July 25, 2006 by Valves Incorporated of Texas, Valves Incorporated of Texas and Fred C. Leonard share dispositive and voting power over the indicated number of shares.

PROPOSAL 2:

TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed UHY LLP as independent registered public accounting firm and auditors to conduct the annual audit of the Company’s accounts for fiscal year 2007.  Although action by the shareholders in this matter is not required, the Board of Directors believes that it is appropriate to seek shareholder ratification of this appointment in light of the important role played by the independent auditors in maintaining the integrity of the Company’s financial controls and reporting.  If ratification of the appointment is not approved, the Board of Directors will reconsider the appointment.  A representative of UHY LLP will be present at the Annual Meeting and will have the opportunity, if he so desires, to respond to appropriate questions.

Management recommends that the Shareholders vote to ratify the appointment of UHY LLP as independent registered public accounting firm of the Company for the fiscal year 2007.  Unless otherwise indicated, all properly executed proxies received by the Company will be voted “FOR” such ratification at the Annual Meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviewed the audited financial statements of the Company for the fiscal year ended July 31, 2006, with the independent auditors.  Management has the responsibility for the preparation, presentation and integrity of the Company’s financial statements, and the independent registered public accounting firm and auditors have the responsibility for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

The Audit Committee discussed and reviewed with the independent auditors all communications required by accounting principles generally accepted in the United States of America, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the audit by the independent auditors of the financial statements.

In discharging its oversight responsibility with respect to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”  The Audit Committee also discussed with the auditors any relationship that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.  The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s responsibilities, budget and staffing.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company’s audited financial statements be included in its report on Form 10-K for the fiscal year ended July 31, 2006, for filing with the Securities and Exchange Commission.

Audit Committee:

George W. Gilman, Chair

Fred C. Leonard III

Charles M. Neff, Jr.

This report by the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

PRINCIPAL ACCOUNTING FIRM FEES

On June 1, 2006 the partners of the Company’s independent registered public accounting firm and auditors, UHY Mann Frankfurt Stein & Lipp CPAs, LLP, announced that they were joining UHY LLP, a New York limited liability partnership.  UHY LLP is the independent registered public accounting firm with which UHY Mann Frankfort Stein & Lipp CPAs, LLP has an affiliation, although UHY LLP is a legal entity that is separate from UHY Mann Frankfort Stein & Lipp CPAs, LLP.  On June 9, 2006, UHY Mann Frankfort Stein & Lipp CPAs, LLP notified the Company that it had ceased to provide audit services to the Company, and accordingly, resigned as the independent registered public accountants of the Company on that date.  On June 9, 2006, the Audit Committee of the Company engaged UHY LLP as the Company’s independent registered public accountant for the Company’s fiscal year ending July 31, 2006.  The aggregate fees billed by the Company’s independent registered public accounting firm and auditors, UHY Mann Frankfort Stein & Lipp CPAs, LLP and  UHY LLP, for professional services rendered to the Company for the two fiscal years ended July 31, 2006 were as follows:

	2006	2005
Audit Fees	$108,351	$19,310
Tax Fees	—	—
All Other Fees	89,647	—-
Total	$197,998	$19,310

The policy of the Audit Committee is to pre-approve all audit and non-audit services conducted by the Company’s independent registered public accounting firm and auditors.  Under the policy, pre-approval is required before the independent accountants are engaged for the particular services.  The amount set forth in the above table for “Tax Fees” was for tax return preparation and consulting. The amount described as “All Other Fees” was for services rendered in connection with the Company’s acquisition efforts, including certain due diligence assistance, to respond to comments from the SEC on a prior report, and to assist the Company in connection with other filings with the SEC. UHY LLP became the Company’s independent registered accounting firm in fiscal year 2005, and the above table does not include fees billed in fiscal year 2005 by the Company’s previous independent registered accounting firm. The Audit Committee has considered whether the provision of the services included in other fees is compatible with maintaining the independence of the Company’s independent registered accounting firm and auditors.

COMPENSATION COMMITTEE REPORT AND EXECUTIVE COMPENSATION

Overview of Compensation Philosophy and Program

The Compensation Committee establishes the compensation of the Chief Executive Officer (“CEO”) and the other named executives identified in the Summary Compensation Table.  Under the direction of the Committee, the Company has developed and implemented performance-based compensation policies that are intended to enhance profitability and shareholder value by aligning closely the financial interests of the Company’s executives with its shareholders.

Compensation Consultant

The Compensation Committee has the authority in its charter to engage the services of outside advisors and consultants.  In accordance with this authority, the Compensation Committee engaged Stone Partners, Inc. to advise the Compensation Committee on all matters related to the CEO and other executive compensation.

General Compensation Philosophy

The Compensation Committee believes that the Company serves the shareholders best when the compensation structure for executives focuses them on building long-term shareholder value while not neglecting current earnings. The design of the Company’s compensation program strives to meet the following objectives:

•                  reward executives for long-term strategic management and the enhancement of shareholder value;

•                  integrate the compensation program with short-term and long-term strategic plans of the Company;

•                  motivate, reward, retain and attract the key employees and executive talent required to achieve corporate strategic plans; and

•                  align the interests of executives with the long-term interests of stockholders.

Compensation for the executives of the Company is comprised of four components:

•                  base salary;

•                  annual short-term cash incentive;

•                  long-term equity-based incentives; and

•                  certain other benefits.

The Compensation Committee, with the assistance of the outside consultant, reviews each year the compensation of the named executives in comparison with the salaries and the short-term and long-term incentives programs established for executives in comparable positions at selected peer companies and in general industry surveys. In conducting its annual review, the Compensation Committee also obtains recommendations from the CEO respecting the compensation and performance of named executives other than himself, and input from other directors of Board.  Compensation may be adjusted to reflect individual performance, increased responsibilities, and the Company’s performance.  When establishing annual compensation, including long-term compensation, the Compensation Committee currently does not consider the fair market value of amounts realizable from prior grants of long-term compensation.  The companies that comprised our peer group for fiscal year 2006 were American Pacific Corporation, American Vanguard Corporation, Balchem Corporation, CFC International Inc., Chase Corporation, SurModics Inc., Strategic Diagnostics, Inc., Synthetechs, Inc. and Technology and Flavors, Inc.  The composition of the peer group is re-evaluated on an annual basis.

The Compensation Committee intends to refine its approach to establishing compensation for the named executives beginning in fiscal year 2007, and expects to phased-in this approach over two years.  When the refined approach is fully phased-in, base salary will be established at a level of approximately ninety percent (90%) of the median base salary of a revised peer group and of appropriately adjusted market survey data.  Setting base salaries below-median level is consistent with the Company’s philosophy that the annual cash bonus incentive and long-term compensation should constitute a larger portion of total compensation than base salary.  Annual incentive compensation will continue to be contingent on achieving performance goals, but when phased-in it will be set approximately at the median for comparable positions from the peer group and survey data.  Under this approach, the Compensation Committee intends for long-term compensation to be above the median long-term compensation for comparable positions in the revised peer group and the adjusted survey data, and intends that the long-term component of total compensation will be emphasized for the named executives.  Long-term incentive compensation will be dependent on achieving performance metrics that reflect the importance of realizing shareholder value.

Tax Deductibility

Section 162(m) of the Internal Revenue Code of 1986 (“Tax Code”), imposes a limit of $1,000,000 that the Company may deduct in any one year with respect to each of its five most highly compensated executive officers. There is an exception to the $1,000,000 limit for performance-based compensation meeting certain requirements.  None of the Company’s executive officers currently receives compensation exceeding the limits imposed by the Tax Code. While the Compensation Committee cannot predict with certainty how the Company’s executive compensation might be affected in the future by the Tax Code, the Compensation Committee intends to try to preserve the tax deductibility of all executive compensation while maintaining an executive compensation program consistent with the Compensation Committee’s general compensation philosophy.

Total Executive Compensation

The following table sets forth the cash and non-cash compensation paid to the Company’s Chief Executive Officer, its Chief Financial Officer and three other highly compensated executive officers or employees, including two executive officers and one employee of a subsidiary, for the fiscal years ended July 31, 2006, 2005 and 2004.  The persons listed in this table are referred to as the named executives.

Summary Compensation Table

Annual Compensation ($) (1)
Name and	Fiscal			Shares Underlying Options	All Other Compensation
Principal Position	Year	Salary (1)	Bonus	Granted	($) (3)
Executive Officers
David L. Hatcher	2006	273,237	175,500		6,275
Chair and CEO	2005	273,052	185,200		6,207
	2004	279,907	37,000		6,020

J. Neal Butler	2006	203,045	104,000		6,039
President and Chief	2005	202,509	93,400		4,732
Operating Officer	2004	99,948	20,000	150,000	—

Roger C. Jackson	2006	126,965	51,917		3,756
Vice President and	2005	122,063	48,920		3,026
General Counsel	2004	122,055	30,000		3,412

John V. Sobchak	2006	143,646	73,710		4,257
Vice President and CFO	2005	136,877	62,720		4,069
	2004	137,184	67,500		3,829

Thomas H. Mitchell	2006	142,117	46,961		4,240
Vice President	2005	140,593	54,743		4,208
(KMG-Bernuth only)	2004	137,184	2,500		3,885

(1)         Salary includes fees paid to Mr. Hatcher for serving as director of the Company of $1,500 and $7,500 in fiscal years 2005 and 2004, respectively.

(2)         Consists of matching payments made by the Company under its 401(k) Profit Sharing Plan.

Salaries

Annual salary is the base compensation paid to an executive for performing specific job responsibilities. It represents the minimum income an executive might receive in any given year.  The salary established for each executive officer takes into account the executive’s experience, level of responsibility, and general industry surveys and peer group information.

Annual Cash Incentive Bonus

Annual cash incentive bonuses are paid to executives consistent with the Company’s philosophy that this variable pay component should be a substantial percentage of executive compensation.  Annual cash bonuses are designed to provide incentives based on the achievement of the Company’s annual goals, and each executive’s achievement of his personal objectives.  Weights are assigned by the Compensation Committee to the Company’s annual goals and the personal objectives for each executive.  Achievement of goals is measured against percentage ranges established annually by the Compensation Committee, and from management recommendations.  The range of achievement is measured against a threshold level below which no award is payable, a target level and a maximum level.  The executive will receive an incentive bonus represented by the percentage of the goal that is achieved and the weight of the particular goal.  In its discretion, the Compensation Committee may make adjustments to goals, weights or the award to take into account special or unforeseen factors. In fiscal year 2006, it made no such adjustments.

Performance objectives for executives generally include goals tied to financial results and the strategic plan of the Company, as well as personal objectives for each executive.  Objectives for financial results may include return on equity, assets, capital or investments, revenue growth, earnings per share growth, and operating cash flow and cash flow from operating activities.  Examples of strategic objectives include developing a five-year plan, completing an equity raise and closing an acquisition.  Performance goals tied to financial results and the strategic plan may be identical for all executives or may differ to reflect more appropriate measures of individual performance.  Personal objectives differ among executives and may include such items as attaining better visibility in the investing community, enhancing professional skills through continuing education and developing successor planning.

The following table details the weight given in fiscal year 2006 to performance objectives for each named executive.

Weightings Assigned in Fiscal Year 2006 to Each Performance Objective for the Named Executives

Objective	Hatcher	Sobchak	Butler	Jackson	Mitchell
Financial Results	40%	60%	60%	60%	60%
Strategic Plan Goals	40%	20%	20%	20%	—
Personal Objectives	20%	20%	20%	20%	40%

In fiscal year 2006, the named executives were eligible to earn bonuses ranging from 30% to 65% of their base salaries.  The following table provides detail on each named executive’s targeted cash bonus and the actual bonus received.

Executive Annual Cash Incentive Bonus

	Target Payout as a % of Base Salary	Payout Range as a % of Base Salary	Target Award ($)	Maximum Award ($)	Actual Award ($)	Actual Award as a % of Base Salary
Hatcher	50%	15%-65%	135,000	175,500	175,500	65%
Sobchak	40%	12%-52%	56,700	73,710	73,710	52%
Butler	40%	12%-52%	80,000	104,000	104,000	52%
Jackson	40%	12%-52%	49,920	64,896	51,917	42%
Mitchell	30%	9%-39%	41,929	54,509	46,961	34%

Long-Term Incentive Compensation

The Compensation Committee believes that long-term incentive compensation is important element in aligning closely the financial interests of the Company’s executives with those of its shareholders.  Long-term incentive grants will vary from year to year to reflect current year performance of the Company or the executive.  Currently long-term incentives are below that of the peer group for all executives.  As a result, the Compensation Committee is considering targeting future long-term incentive awards at or near the medians of the Company’s peer group.

Performance-Based Share Awards

Performance based stock awards were granted to each of the named executives other than Mr. Hatcher on September 2, 2005 under Company’s 2004 Long Term Incentive Plan (“LTI Plan”).  The awards were granted as a Series 1 award and a Series 2 award of shares of Common Stock, subject to performance requirements.  Performance under the awards is measured over a three year measurement period beginning August 1, 2004, and vest based on satisfaction of performance requirements at the end of the three years.

The Series 1 award granted up to an aggregate of 27,480 shares of Common Stock, subject to a performance requirement composed of certain revenue growth objectives and average annual return on equity objectives.  The revenue growth objectives and average annual return on equity objectives are estimated quarterly using the Company’s budget, actual results and long term projections.  The Series 1 award for the named executives was estimated to have an aggregate fair value of $137,674 as of July 31, 2006.

The Series 2 award granted up to an aggregate of 18,320 shares of Common Stock, subject to a performance requirement that the average annual total shareholder return equal or exceed 10% over the three year measurement period.  Total shareholder return is calculated using both stock price appreciation and dividends paid.  Based in part on the closing price of $8.35 for Company Common Stock on September 2, 2005, the aggregate fair value of the Series 2 awards for the named executives was estimated to be approximately $104,021.

The Series 1 and Series 2 awards to the named executives are described in the following table:

Long-Term Incentive Plan Awards in Fiscal Year 2006

Current Performance Period

	Series 1 Award			Series 2 Award
Name	Performance Measurement Period	Maximum Shares	Estimated Fair Value ($) (1)	Performance Measurement Period	Maximum Shares	Estimated Fair Value ($)
Hatcher		None			None
Sobchak	August 1, 2004 – July 31, 2007	6,780	33,968	August 1, 2004 – July 31, 2007	4,520	25,665
Butler	August 1, 2004 – July 31, 2007	11,820	59,218	August 1, 2004 – July 31, 2007	7,880	44,743
Jackson	August 1, 2004 – July 31, 2007	6,180	30,962	August 1, 2004 – July 31, 2007	4,120	23,393
Mitchell	August 1, 2004 – July 31, 2007	2,700	13,526	August 1, 2004 – July 31, 2007	1,800	10,220

(1)          Estimated as of July 31, 2006.

Stock Options

No stock options were granted during fiscal year 2006 to the named executives.  The following table sets forth the number and dollar value of options outstanding at July 31, 2006 of the named executives.

Aggregate Option Exercises In Fiscal Year 2006 And Fiscal Year-End Values

	No. of Shares		Number of Unexercised Options		Value of Unexercised in the
	Acquired on	Value	at the end of Fiscal Year 2006		Money Options ($)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Hatcher			None	None
Sobchak			37,500	12,500	165,750	55,250
Butler			30,000	120,000	108,900	490,050
Jackson			150,000	—	300,000	—
Mitchell			136,250	4,000	593,594	20,500

Other Benefits

The Company offers benefits to all employees, including executives, which include: medical, dental, life, accidental death, short and long-term disability, and long-term care coverage.  Executives make the same contributions for the same type of coverage as other employees.  The Company also provides vacation and paid holidays to all employees, including the named executives, which are comparable to other large companies.

The Company has a defined contribution 401(k) plan covering substantially all of its employees in the United States, including the named executives.  Participants may contribute from their compensation up to $15,000 per year (or $20,000 for employees over age 50), and the Company makes matching contributions under this plan up to 3% of the participant’s compensation.

In July 2001, the Company adopted a supplemental executive retirement plan. Only persons specifically designated by the company may be participants in the plan. The plan is unfunded and amounts payable to participants are general obligations of the company. The plan provides that a participant will be paid a supplemental retirement benefit for 10 years equal to a percentage of the participant’s three-year average base salary at normal retirement. The benefit payable to participants is reduced by the equivalent actuarial value of the Company’s other pension plan payments to the participant, if any, the Company’s 401(k) plan and one-half social security benefits. Normal retirement is the earlier of age 65 and completion of 10 years credited service or age 60 with 30 years credited service.

Only one executive, Mr. Mitchell, was designated as a participant in August 2001. His benefit percentage was established under the plan to pay 56% of his three-year average base salary at normal retirement prior to reductions. The annual benefit payable under the plan to Mr. Mitchell at normal retirement has been estimated to be approximately $75,000.

Compensation of Chief Executive Officer

The same criteria used to evaluate the salary and cash bonus of the other named executives are also used to determine the compensation of David L. Hatcher, the Company’s Chairman and Chief Executive Officer.  Mr. Hatcher’s base salary is set below the median compared to the salaries of Chief Executive Officers of the Company’s peer group.  Based on Mr. Hatcher’s leadership in attaining the corporate goals for fiscal year 2006, particularly the accomplishment of an equity raise for the Company, Mr. Hatcher was awarded 65% of his annual salary as a cash bonus. In addition, as Mr. Hatcher is a major shareholder of the Company, the Compensation Committee did not believe that it was necessary to award Mr. Hatcher long-term incentive compensation in order to align his interest with those of the shareholders.  As a result, no long-term incentive compensation was awarded to Mr. Hatcher in fiscal year 2006.

Change-in-Control Benefits

The Company entered into employment agreements with Thomas H. Mitchell and John V. Sobchak in fiscal year 2001, Roger C. Jackson in fiscal year 2003 and Neal Butler in fiscal year 2004.  Mr. Mitchell’s and Mr. Jackson’s agreements have an initial three-year term and Mr. Sobchak and Mr. Butler’s agreements have an initial one-year term.  Each agreement automatically extends for additional one-year periods at the end of the initial term or any renewal term unless the Company gives at least 60 days prior notice of non-renewal.  Each agreement has been automatically renewed.  If the Company terminates the executive’s employment (other than for cause or due to death or disability) or if the executive voluntarily terminates his employment for good reason, the Company must pay the executive a termination payment equal to a multiple of his then annual base salary.  For Mr. Mitchell and Mr. Jackson the multiple is three times his then annual base salary and for Mr. Sobchak and Mr. Butler it is two times.  In addition, Mr. Mitchell also would be paid the benefit provided under the Company’s supplemental executive retirement plan.  Based on the annual base salary at July 31, 2006 of the four named executives having employment agreements with severance provisions, the severance payment is $419,298 for Mr. Mitchell, $283,500 for Mr. Sobchak, $374,400 for Mr. Jackson and $400,000 for Mr. Butler.  If the termination by the Company or the voluntary resignation for good reason was within one year of a change of control, options to acquire Common Stock held by each executive fully vest and the benefit payable to Mr. Mitchell under the supplemental executive retirement plan would be paid in a lump sum.  If Mr. Mitchell dies while employed by the Company, his beneficiary will be paid a lump sum payment of $500,000.  A “good reason” includes demotion, relocation or an uncured breach of the employment agreement by the Company and a “change of control” includes the acquisition by any individual or group of beneficial ownership of more than 50% of the then outstanding Common Stock or certain business combination transactions.

Stock Ownership Requirements for Named Executives

Currently, the Company does not have any share ownership requirement for its named executives.  Mr. Hatcher currently owns 4,118,568 shares of Common Stock, and Mr. Mitchell owns 37,038 shares.

Equity Compensation Plan Information

This table provides information as of July 31, 2006 with respect to the Company’s equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
Equity compensation plans approved by security holders	638,450	$4.16	530,512

Equity compensation plans not approved by security holders	None

Total	638,450		530,512

The Company adopted the 1996 Stock Option Plan (the “1996 Plan”) and the LTI Plan.  The 1996 Plan is intended to encourage ownership of the Common Stock of the Company by the Company’s and its subsidiary’s directors, consultants and key employees, to create an increased interest in and a greater concern for the welfare of the Company.  The Company has reserved 1,070,000 shares for issuance upon exercise of options under the 1996 Plan.  Unless extended or earlier terminated, the 1996 Plan will terminate on August 31, 2007.  The 1996 Plan is intended to qualify for favorable treatment under Section 16 of the Exchange Act, as amended, pursuant to Rule16b-3 promulgated thereunder (“Rule 16b-3”).  The 1996 Plan provides for the grant of “incentive stock options,” as defined in Section 422 of the Internal Revenue Code (“Code”) and nonqualified stock options.  The Board has designated the Compensation Committee as the administrator of the 1996 Plan.  The committee has the authority to grant options under the 1996 Plan, to amend, construe and interpret it, and to make all other determinations and take any and all actions necessary or appropriate for its administration.  The directors, consultants and key employees of the Company or any subsidiary are eligible to receive options under the 1996 Plan, but only salaried employees of the Company or its subsidiaries or parent are eligible to receive incentive stock options.

The LTI Plan permits the granting of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other awards to the Company’s and subsidiary’s directors, officers and employees.  The Board has designated the Compensation Committee as the administrator of the LTI Plan.  The committee has the sole discretion to select the persons eligible to receive awards under the LTI Plan, the type and amount of incentives to be awarded, the terms and conditions of awards and amend regulations necessary or appropriate for its administration.  The maximum number of shares of the Company’s common stock that may be delivered pursuant to awards granted under the LTI Plan is 375,000 shares.  No executive officer may in any calendar year receive stock options or stock appreciation rights relating to more than 250,000 shares of common stock, or awards that are subject to the attainment of performance goals relating to more than 100,000 shares of common stock.

Compensation Committee:

Fred C. Leonard III, Chair

Richard L. Urbanowski

Charles M. Neff, Jr.

This report by the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company, the Company knows of no failure in Section 16(a) beneficial ownership reporting compliance except that through inadvertence certain executives and directors filed late.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Any shareholder who intends to present a proposal at the 2007 Annual Meeting of Shareholders must file such proposal with the Company by July 31, 2007, for possible inclusion in the Company’s proxy statement and form of proxy relating to that meeting.

OTHER MATTERS

The Board of Directors knows of no matters other than those stated above which are to be brought before the Annual Meeting.  However, if any such other matters should be presented for consideration and voting, the persons named in the proxy to vote thereon will do so in accordance with their judgment.

By Order of the Board of Directors,

/s/ Roger C. Jackson

Roger C. Jackson
Secretary

KMG CHEMICALS, INC.
10611 HARWIN DRIVE, SUITE 402, HOUSTON, TEXAS 77036
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David L. Hatcher as proxy with power of substitution to vote all shares of KMG Chemicals, Inc. (the “Company”) which the undersigned is entitled to vote at an Annual Meeting of Shareholders on November 28, 2006, at the Marriott Houston Westchase at 2900 Briarpark Drive, Houston, Texas 77042, or any adjournment or postponement thereof, with all the powers the undersigned would have if personally present as specified, respecting the following matters described in the accompanying Proxy Statement and, in his discretion, on other matters which come before such meeting.

1.	To elect six directors to hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified.
	☐ FOR ALL Nominees	☐ WITHHOLD AUTHORITY for ALL NOMINEES	☐ FOR ALL NOMINEES EXCEPT:
Instructions: To withhold authority to vote for (an) any individual(s), choose the third box and write in the name of the nominee(s) for whom you wish to withhold authority on this line

Nominees: David L. Hatcher, George W. Gilman, Fred C. Leonard III, Charles L. Mears, Charles M. Neff, Jr., Richard L. Urbanowski
2.	To ratify the appointment of UHY LLP as the independent registered public accounting firm and auditors for the Company for fiscal year 2007.
☐ FOR ☐ AGAINST ☐ ABSTAIN
3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

This proxy will be voted in accordance with shareholder specifications.  Unless directed to the contrary, this proxy will be voted FOR each proposal and in his discretion for any other matters coming before the meeting.  A majority (or if only one, then that one) of the proxies or substitutes acting at the meeting may exercise the powers conferred herein.  Receipt of accompanying Notice of Meeting and Proxy Statement is hereby acknowledged.

Date: , 2006
(Signature)

(Please print your name)

(Please sign name as fully and exactly as it appears opposite.  When signing in a fiduciary or representative capacity, please give full title as such.  When there is more than one owner, each owner should sign.  Proxies executed by a corporation should be signed in full corporate name by duly authorized officer.)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE STAMPED,
PRE-ADDRESSED ENVELOPE ENCLOSED.